Exhibit 3.1

DocuSign Envelope ID: 185928A2-42A5-4823-A844-E57920241FC1

150403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Withdrawal of Certificate of Designation

(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))

1. Name of corporation:

Avalanche International Corp.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

WHEREAS, the Corporation previously designated and issued Class A Convertible Preferred Stock (the "Previous Class"), all of which were converted into shares of the Corporation's common stock as of September 21, 2015 and therefore no such shares remain issued or outstanding;

NOW, THEREFORE IT IS RESOLVED, the Corporation hereby withdraws the Certificate of Designations originally filed with the State of Nevada on July 31, 2014 related to the Previous Class, and be it further;

[See attached sheet]

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

DocuSigned by:

X

Signature of Officer Philip E. Mansour

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Withdrawal of Designation
Revised: 1-5-15